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                                                                   EXHIBIT 10.13

                                 LOAN AGREEMENT

         THIS LOAN AGREEMENT is made as of March 31, 2000, by and among INFUSYSTEM, INC., a California corporation, having an address at 1551 East Lincoln Avenue, Madison Heights, Michigan 48071 ("BORROWER"), I-FLOW CORPORATION, a California corporation, of 20202 Windrow Drive, Lake Forrest, California 92630 ("GUARANTOR"), and OLD KENT BANK, a Michigan banking corporation, of Southfield, Michigan ("BANK").

                                R E C I T A L S:

         A.       Borrower has requested Bank to extend to it:

                  (i) a Revolving Line of Credit of up to Two Million Five Hundred Thousand Dollars ($2,500,000.00); and

                  (ii) an Equipment Line of Credit of One Million Five Hundred Thousand Dollars ($1,500,000.00); and

         B. Bank is willing to extend the loans on the terms and subject to the conditions set forth in this Agreement.

         Accordingly, the parties agree as follows:

SECTION 1.  DEFINITIONS.

         In this Agreement:

         "ADVANCE FORMULA" has the meaning specified in SCHEDULE 3.1 attached to this Agreement.

         "AFFILIATE" means any person, firm, or corporation that now or in the future controls, is controlled by, or is under common control with Borrower. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of Borrower or any such other person, firm, or corporation.

         "AGREEMENT" means this Loan Agreement, as amended, including the schedules attached to this Loan Agreement.

         "BANK INDEBTEDNESS" means any indebtedness, obligation or liability of whatever type or nature, now or in the future owing to Bank by Borrower.

         "BUSINESS DAY" means any day on which Bank is open to the public in the State of Michigan for carrying on substantially all of its banking functions, other than a Saturday or Sunday.

         "CAPITALIZED EXPENDITURES" means all expenditures that, in accordance with GAAP, are required to be classified as Capital Expenditures on a balance sheet of Borrower.

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         "CAPITALIZED LEASE OBLIGATION" means any obligation of Borrower to pay future rentals under a lease that, in accordance with GAAP, is required to be shown as a liability on the balance sheet of Borrower.

         "CHAMPUS" means the Civilian Health and Medical Program of the Uniformed Service, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation and established pursuant to 10 USC Secs. 1071-1106, and all regulations promulgated thereunder including without limitation (a) all federal statutes (whether set forth in 10 USC Secs. 1071-1106 or elsewhere) affecting CHAMPUS; and (b) all rules, regulations (including 32 CFR 199), manuals, orders and administrative, reimbursement and other guidelines of all Governmental Entities (including, without limitation, the Department of Health and Human Services, the Department of Defense, the Department of Transportation, the Assistant Secretary of Defense (Health Affairs), and the Office of CHAMPUS, or any Person or entity succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing) promulgated pursuant to or in connection with any of the foregoing (whether or not having the force of law) in each case as may be amended, supplemented or otherwise modified from time to time.

         "CHAMPVA" means the Civilian Health and Medical Program of Veterans Affairs.

         "COLLATERAL" means any properties or assets of Borrower in or upon which Bank shall at any time hold a security interest, mortgage or other lien to secure any Bank Indebtedness.

         "COLLATERAL DOCUMENT" means each security agreement, mortgage, pledge agreement, assignment, guaranty agreement and any other agreement or document that has been or in the future is, or is required to be, given by Borrower or any third party to Bank to secure any Bank Indebtedness.

         "CONTAMINATION" or "CONTAMINATED" means, when used with reference to any real or personal property, the presence of a Hazardous Substance in or on, or the release, discharge or emission of a Hazardous Substance from, the property in excess of any limit or criterion established or issued under any Environmental Law.

         "CONTRACT PHYSICIAN" means an independent contractor physician who has entered into a written agreement with Borrower pursuant to which, inter alia, Borrower has agreed to pay such physician compensation to bill Obligors for such physician's services, and the physician has agreed that all rights to payment for his or her services shall belong to Borrower.

         "DEBT SERVICE" means, for any period, scheduled repayments of principal required to be made on any Indebtedness plus total interest expense for such period (including, without limitation, imputed interest on Capital Lease Obligations).

         "DEBT SERVICE RATIO" means EBIDA divided by Debt Service.

         "EBIDA" means, for any period, net income, plus to the extent deducted in determining net income, interest expense, including but not limited to imputed interest on capitalized leases, depreciation and amortization.

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         "ELIGIBLE ACCOUNT" has the meaning specified in Schedule 3.1 attached to this Agreement.

         "ENVIRONMENTAL LAW" means at any time any applicable federal, state, local or foreign law (including common law), ordinance, rule, regulation, permit, order or other legally binding requirement that then (i) regulates the quality of air, water, soil or other environmental media, (ii) regulates the generation, management, transportation, treatment, storage, recycling or disposal of any waste, (iii) protects public health, occupational safety and health, natural resources or the environment, or (iv) establishes liability for the investigation, removal, or remediation of, or harm caused by, Contamination.

         "EQUIPMENT" means the net book value of Borrower's equipment, wherever located and whether now owned or acquired in the future, computed in accordance with GAAP.

         "EQUIPMENT LOAN COMMITMENT" means at any given time an amount equal to the lesser of One Million Five Hundred Thousand Dollars ($1,500,000.00) or the outstanding Equipment Loan Notes plus 80% of any equipment being financed under the Equipment Line of Credit whether by means of Bank Indebtedness or a leasing arrangement with Bank or an Affiliate of Bank.

         "EQUIPMENT LOAN NOTES" has the meaning specified in Section 3.2 of this Agreement.

         "EQUIPMENT LOANS" has the meaning specified in Section 3.2 of this Agreement.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as now and in the future amended, together with all regulations issued under it.

         "GAAP" means generally accepted accounting principles, consistently applied.

         "GOVERNMENTAL ENTITY" means the United States of America, any state, any political subdivision of a state and any agency or instrumentality of the United States of America or any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. Payments from Governmental Entities shall be deemed to include payments governed under the Social Security Act (42 U.S.C. Secs. 1395 et seq.), including payments under Medicare, Medicaid and CHAMPUS, and payments administered or regulated by HCFA.

         "GUARANTY" means the guaranty of I-Flow Corporation.

         "HAZARDOUS SUBSTANCE" means at any time any substance or waste that is then regulated by or subject to any Environmental Law.

         "HCFA" means' the Health Care Financing Administration of the United States Department of Health and Human Services.

         "HEALTHCARE SERVICES" means, collectively, (i) health and medical, preventative, diagnostic and treatment services, (ii) speech therapy and physical rehabilitation services, and (iii) ambulance or other patient transport services.

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         "INDEBTEDNESS" means indebtedness for borrowed money, indebtedness representing the deferred purchase price of property (excluding indebtedness under normal trade credit for property purchased in the normal course of operations), any obligation under a note payable or draft accepted representing an extension of credit, indebtedness (whether or not assumed) secured by a mortgage, security interest or other lien on property, and any Capitalized Lease Obligation.

         "INSURER" means any Person which in the ordinary course of its business or activities agrees to pay for healthcare goods and services received by individual, including commercial insurance companies, nonprofit insurance companies (such as Blue Cross, Blue Shield entities), employers or unions which self-insure for employee or member health insurance, prepaid healthcare organizations, preferred provider organizations and health maintenance organizations. "Insurer" includes insurance companies issuing health or other types of insurance but does not include any individual guarantors.

         "LIABILITIES" means all liabilities that, in accordance with GAAP, are required to be classified as liabilities on a balance sheet of Borrower other than intercompany Indebtedness owing to Guarantor., but including intercompany Indebtedness from Guarantor to Borrower.

         "LOAN" means any loan that Bank makes to Borrower under this Agreement.

         "LOAN DOCUMENT" means this Agreement, each Note and other promissory note that has been or in the future is given to Bank by Borrower, each Collateral Document, the Guaranty and every other agreement, instrument or document that has been or in the future is signed or delivered in connection with this Agreement or in connection with any Bank Indebtedness.

         "MATERIAL ADVERSE EFFECT" means any material adverse effect upon (i) the validity, performance or enforceability of any Loan Document, (ii) the properties, contracts, business operations, prospects, profits or condition (financial or otherwise) of Borrower, (iii) the ability of Borrower or any Guarantor to fulfill any obligation under any Loan Document or (iv) the ability of Bank to take possession of, collect or otherwise realize upon any Collateral or other security for the Bank Indebtedness.

         "MATURITY" of an indebtedness or obligation means the time when that indebtedness or obligation has become due and payable, for whatever reason.

         "MEDICAID" means the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Secs. 1396 et seq.) and any statutes succeeding thereto.

         "MEDICARE" means the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Secs. 1395 et seq.) and any statutes succeeding thereto.

         "NOTE" means any Revolving Credit Note, Equipment Line of Credit Note and any other promissory note signed and delivered by Borrower to evidence any Bank Indebtedness, including any renewal, extension or modification of the note.

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         "PERMITTED LIEN" means (i) a security interest, mortgage or other lien in favor of Bank; (ii) an existing security interest or lien described on
SCHEDULE 2.1.7 attached to this Agreement; (iii) purchase money security interests not in excess of One Hundred Thousand Dollars ($100,000.00) in the aggregate in any fiscal year of the Borrower; (iv) a lien for taxes not delinquent or, in a jurisdiction where payment of taxes is abated during the period of any contest, being contested in good faith by appropriate proceedings, if adequate reserves for it have been set aside on its books; and (v) an inchoate materialmen's, mechanics', workmen's, repairmen s or other like lien arising in the ordinary course of business, if the obligation secured is not delinquent.

         "PERSON" means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision instrumentality or agency thereof.

         "PLAN" means an employee pension benefit plan or other plan with respect to which Borrower or any Affiliate is an "employer" or "party in interest," as those terms are defined in ERISA.

         "PRIME RATE" means at any time the rate of interest then in effect as Bank's announced "prime rate," which is not necessarily the lowest rate of interest charged by Bank to its customers, which Prime Rate shall change simultaneously with any change in Bank's announced "prime rate."

         "REVOLVING CREDIT COMMITMENT" means at any given time an amount equal to the lesser of (i) Two Million Five Hundred Thousand Dollars ($2,500,000.00) or (ii) 80% of the lesser of Borrower's Eligible Accounts (x) less than 120 days old as reflected on Borrower's most recent Month-End Accounts Receivable Summary, or (y) the net book value of Borrower's Accounts Receivable (less any reserves for bad debts) as reflected in Borrower's financial records computed in accordance with GAAP.

         "REVOLVING CREDIT LOANS" has the meaning specified in Section 3.1 of this Agreement.

         "REVOLVING CREDIT NOTE" has the meaning specified in Section 3.1.3 of this Agreement.

         "SCHEDULE" means a schedule attached to this Agreement.

         "STOCKHOLDERS' EQUITY" means, at any time, the sum of the following accounts set forth in a balance sheet of Borrower, prepared in accordance with
GAAP: (i) the par or stated value of all outstanding capital stock; (ii) capital surplus; and (iii) retained earnings.

         "SUBORDINATED INDEBTEDNESS" means, at any time, all Indebtedness owing by Borrower the repayment of which is subordinated to payment of the Bank Indebtedness in form and manner satisfactory to Bank.

         "TANGIBLE NET WORTH" means, at any time, Stockholders' Equity plus intercompany Indebtedness and payables to Guarantor, less the sum of (i) goodwill, including any amounts, however designated on a balance sheet of Borrower, representing the excess of the purchase price paid for assets or stock acquired over the value assigned to the assets or stock on the books

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of Borrower; (ii) patents, trademarks, trade names and copyrights; (iii)
treasury stock; (iv) loans and advances to Affiliates, stockholders, directors, officers or employees; (v) prepaid expenses; and (vi) other intangible assets.

SECTION 2.  WARRANTIES AND REPRESENTATIONS.

         2.1      Borrower represents and warrants to Bank as follows:

         2.1.1 Borrower is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. Borrower is duly qualified and authorized to do business, and is in good standing as a foreign corporation in the State of Michigan and in each other jurisdiction in which the failure to be so qualified or authorized to do business could have a Material Adverse Effect.

         2.1.2 Borrower has all requisite corporate power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as it contemplates that business to be conducted in the future. Borrower is in compliance with all laws, rules and regulations that are applicable to Borrower, its operations, or its properties.

         2.1.3 The interim balance sheet of Borrower as of October 31, 1999, and the balance sheet for the year ended December 31, 1998, together with the related statements of income, of retained earnings and of changes in financial position for the periods then ended, copies of all of which have been delivered to Bank, have been prepared in accordance with GAAP and present fairly the financial position of Borrower as of those dates and the results of its operations for those periods. Since the date of the most recent of those financial statements, no change has occurred in Borrower's financial condition or operations that could have a Material Adverse Effect.

         2.1.4 Neither this Agreement nor any financial statement referred to in Section 2.13 above nor any other written statement furnished by Borrower to Bank in connection with the negotiation of the loans provided for in this Agreement, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained in this Agreement, the financial statement or other statement not misleading. There is no fact that Borrower has not disclosed to Bank in writing that has, or, to the best of the knowledge of the officers and directors of Borrower, in the future could have, a Material Adverse Effect.

         2.1.5 Except as identified on SCHEDULE 2.1.5 attached to this Agreement, there is no proceeding pending, or to the knowledge of the officers of Borrower threatened, before any court, governmental authority or arbitration board or tribunal, against or affecting Borrower, that, if determined adversely to Borrower, could reasonably be expected to have a Material Adverse Effect. Borrower is not in default with respect to any order, judgment, or decree of any court, governmental authority or arbitration board or tribunal.

         2.1.6 The issued and outstanding capital stock of Borrower and the ownership of it are described on SCHEDULE 2.1.6 attached to this Agreement. There are no outstanding options, warrants or rights to purchase, nor any agreement for the subscription, purchase or acquisition of, any shares of the capital stock of Borrower, except as described on SCHEDULE 2.1.6.

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         2.1.7    Borrower has good and marketable title to all of the assets that it purports to own, including the assets described in the financial statements referred to in Section 2.1.3 of this Agreement, free and clear from all liens, encumbrances, security interests, claims, charges and restrictions whatever, except Permitted Liens.

         2.1.8 Borrower owns and controls all of the patents, trademarks, service marks, trade names, copyrights, licenses and rights necessary for the present and planned future conduct of its business, without any conflict with the right of any other person, firm, or corporation.

         2.1.9 Borrower has full corporate power and authority to sign, deliver and perform the Loan Documents to which it is a signatory; the signing, delivery, and performance of such Loan Documents by Borrower have been duly authorized by appropriate corporate action of Borrower and will not violate the provisions of the articles of incorporation or bylaws of Borrower or of any law, rule, judgment, order, agreement or instrument to which Borrower is a party or by which it is bound, nor do they require any approval or consent of any public authority or other third party; and the Loan Documents have been duly signed and delivered by, and are the valid and binding obligations of, the parties to them, enforceable in accordance with their terms.

         2.1.10 All tax returns required to be filed by Borrower in any jurisdiction have been filed, and each tax, assessment, fee and other governmental charge upon Borrower or upon its assets, income, or franchises has been paid before the time when its nonpayment could give rise to a lien. Borrower knows of no proposed additional tax assessment against it.

         2.1.11 Except as identified on SCHEDULE 2.1.11 attached to this Agreement, Borrower has no investments in the securities of any other corporation or business entity. Borrower does not intend to carry or purchase any "margin security" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, 12 C.F.R. Chapter II.

         2.1.12 Attached to this Agreement as SCHEDULE 2.1.12 is a list of all Plans. No Plan has been terminated since the effective date of ERISA. No Plan is a "multi-employer plan" within the meaning of Section 3(37)(A) of ERISA. No "accumulated deficiency" (within the meaning of Section 412 of ERISA) or "reportable event" (as defined in Title IV of ERISA) has occurred with respect to any Plan. Neither Borrower nor any Affiliate has incurred any material liability to the Pension Benefit Guaranty Corporation ("PBGC") or otherwise under ERISA. The PBGC has not started or threatened to start a proceeding against Borrower or any Affiliate under ERISA.

         2.1.13 Borrower is not, and no person, firm, or corporation having "control" of Borrower is, an "executive officer," "director" or "person who directly or indirectly, or in concert with one or more persons owns, controls, or has the power to vote more than 10 percent of any class of voting securities" (within the meaning of 12 U.S.C. Section 375(b) and regulations issued under that section), of Bank, Old Kent Financial Corporation ("OKFC") or any subsidiary of OKFC.

         2.1.14 To the best of Borrower's knowledge, all of Borrower's real and personal property and all operations and activities of Borrower, are in compliance with all Environmental Laws; and none of Borrower's real or personal property is (i) Contaminated or the site of the disposal or release of any Hazardous Substance; (ii) the source of any Contamination of any adjacent prop-

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erty or of any groundwater or surface water; or (iii) the source of any air emissions in excess of any legal limit now or in the future in effect.

         2.1.15 Borrower has all requisite power and authority and all necessary licenses and permits (including, without limitation, facility licenses), accreditations, certifications, authorization, approvals, consents and agreements of all Insurers, Governmental Entities, accreditation agencies and any other Person (including without limitation, accreditation by the appropriate Governmental Entities and industry accreditation agencies and accreditations and certifications as a provider of healthcare services eligible to receive payment and compensation and to participate under Medicare, Medicaid, CHAMPUS/CHAMPVA and other equivalent programs) necessary or required for it to own and operate its properties and to carry on its business as now conducted and as it contemplates that business to be conducted in the future, except where failure to have such permits, licenses, agreements with third-party payors, accreditation and certifications (including without limitation, accreditation by the appropriate Governmental Entities and industry accreditation agencies and accreditation and certifications as a provide of healthcare services eligible to receive payment and compensation and to participate under Medicare, Medicaid, CHAMPUS/CHAMPVA and other equivalent programs) would not have a Material Adverse Effect. Borrower is in compliance in all material respects with all laws, rules and regulations that are applicable to Borrower, its operations, or its properties.

         2.1.16 Neither Borrower nor any predecessor in interest of Borrower has been notified by any Insurer, Governmental Entity or instrumentality, accreditation agency or any other Person, during the immediately preceding 24 month period, that such party has rescinded or not renewed, or is reasonably likely to rescind or not renew, any such permit, license, accreditation, certification, authorization, approval, consent or agreement granted to it or to which it is a party.

         2.2      Guarantor represents and warrants to Bank as follows:

         2.2.1 Guarantor is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. Guarantor is duly qualified and authorized to do business, and is in good standing as a foreign corporation, in each other jurisdiction in which the failure to be so qualified or authorized to do business could have a Material Adverse Effect.

         2.2.2 Guarantor has all requisite corporate power and authority and a necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as it contemplates that business to be conducted in the future. Guarantor is in compliance with all laws, rules and regulations that are applicable to Guarantor, its operations, or its properties.

         2.2.3 The interim balance sheet of Guarantor as of September 30, l999, and the balance sheet for the year ended December 31, 1998, together with the related statements of income, of retained earnings and of changes in financial position for the periods then ended, copies of all of which have been delivered to Bank, have been prepared in accordance with GAAP and present fairly the financial position of Guarantor as of those dates and the results of its operations for those periods. Since the date of the most recent of those financial statements, no change has occurred in Guarantor's financial condition or operations that could have a Material Adverse Effect.

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

         2.2.4 Neither this Agreement nor any financial statement referred to in Section 2.2.3 above nor any other written statement furnished by Guarantor to Bank in connection with the negotiation of the loans provided for in this Agreement, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained in this Agreement, the financial statement or other statement not misleading. There is no fact that Guarantor has not disclosed to Bank in writing that has, or, to the best of the knowledge of the officers and directors of Guarantor, in the future could have, a Material Adverse Effect.

         2.2.5 Guarantor has full corporate power and authority to sign, deliver and perform the Loan Documents to which it is a signatory; the signing, delivery, and performance of such Loan Documents by Guarantor have been duly authorized by appropriate corporate action of Borrower and will not violate the provisions of the certificate or articles of incorporation or bylaws of Guarantor or of any law, rule, judgment, order, agreement or instrument to which Guarantor is a party or by which it is bound, nor do they require any approval or consent of any public authority or other third party; and the Loan Documents have been duly signed and delivered by, and are the valid and binding obligations of, the parties to them, enforceable in accordance with their terms.

         2.2.6 Guarantor is not, and no person, firm, or corporation having "control" of Guarantor is, an "executive officer," "director" or "person who directly or indirectly, or in concert with one or more persons owns, controls, or has the power to vote more than 10 percent of any class of voting securities" (within the meaning of 12 U.S.C. Section 375(b) and regulations issued under that section), of Bank, OKFC or any subsidiary of OKFC.

SECTION 3.  LOANS.

         3.1      REVOLVING LINE OF CREDIT LOAN.

         3.1.1 Subject to satisfaction of the conditions precedent set forth in Section 9 of this Agreement, and as long as there shall not have occurred any event of default as defined in Section 8 of this Agreement, or any event that with the giving of notice or lapse of time, or both, would be an event of default, Bank shall extend to Borrower loans ("REVOLVING CREDIT LOANS") in amounts that shall not at any time in the aggregate exceed the Revolving Credit Commitment.

         3.1.2 If the aggregate principal amount of the Revolving Credit Loans outstanding should at any time exceed the Revolving Credit Commitment, Borrower shall immediately repay a sufficient amount of the Loans as shall be required to eliminate the excess.

         3.1.3 All Revolving Credit Loans shall be evidenced by and payable with interest in accordance with the terms of the promissory note in the form attached to this Agreement as SCHEDULE 3.1.3 ("REVOLVING CREDIT NOTE"), which Borrower shall sign and deliver to Bank.

         3.1.4 Borrower shall have the right to prepay all Revolving Credit Loans, in whole or in part, at any time without penalty. Amounts that are prepaid may, subject to the other provisions of this Section 3.1, be reborrowed by Borrower.

         3.1.5 Unless sooner terminated under Section 8 of this Agreement or extended by Bank in writing, the obligation of Bank to make or to renew Revolving Credit Loans shall expire on

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March 31, 2002. If extended by Bank, Bank's obligation to make or to renew
Revolving Credit Loans shall expire on the date stated in the extension. If Bank's obligation to make or to renew Revolving Credit Loans shall expire, the aggregate unpaid principal balance of all outstanding Revolving Credit Loans, together with all interest accrued on them, shall be payable in full on the expiration date.

         3.2      EQUIPMENT LINE OF CREDIT LOAN.

         3.2.1 Subject to the satisfaction of the conditions precedent set forth in Section 9 of this Agreement, and so long as there shall not have occurred any event of default as defined in Section 8 of this Agreement, or any event that with the giving of notice or lapse of time, or both, would be an event of default, Bank shall extend to Borrower loans or provide lease financing for the acquisition of new machinery and equipment (the "EQUIPMENT LOANS") in aggregate amounts not to exceed $1,500,000 (the "EQUIPMENT LOAN COMMITMENT"). If the aggregate principal amount of the Equipment Loans outstanding under the Equipment Loan Notes should at any time exceed the Equipment Loan Commitment, Borrower shall immediately repay a sufficient amount of the Equipment Loans as shall be required to eliminate the excess.

         3.2.2 Borrower shall apply the proceeds of Equipment Loans to finance the acquisition of new machinery and equipment.

         3.2.3 Each advance of the Equipment Loans shall be extended to Borrower upon the request of Borrower and shall not exceed 80% of the invoiced cost of the machinery and equipment purchased.

         3.2.4 Each Equipment Loan shall be evidenced by and payable with interest in accordance with the terms of a promissory note in the form attached to this Agreement as SCHEDULE 3.2.4 (the "EQUIPMENT NOTE"), which Borrower shall sign and deliver to Bank in connection with each advance, provided, however; that each Equipment Loan in the form of lease financing shall be evidenced by Bank's standard form of lease financing documents.

         3.2.5 As Bank extends each advance of the Equipment Loans to Borrower, the amount of the Equipment Loans available to be disbursed in the future under the Equipment Loan Commitment shall be reduced by the amount of each advance. The amount of the Equipment Loans available to be disbursed under the Equipment Loan Commitment shall be increased by the amount of the principal payments made on Equipment Loans.

         3.2.6 Unless sooner terminated pursuant to Section 8 of this Agreement, Bank's obligation to extend the Equipment Loans shall expire on March 31, 2002.

         3.2.7 Borrower shall have the right to prepay the Equipment Loans at any time without penalty.

SECTION 4.  APPLICATION OF PROCEEDS.

         4.1 The proceeds of the loans provided for in this Agreement shall be used by Borrower to pay off existing indebtedness and provide working capital.

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         4.2      Simultaneously with the initial extension by Bank of any Loan under this Agreement, Borrower shall borrow an amount under this Agreement that shall be sufficient to pay all indebtedness owing by Borrower to Comerica Bank. Bank may pay the proceeds of Loans under this Agreement directly to Comerica Bank.

SECTION 5. SECURITY.

         To secure payment of all obligations and indebtedness of Borrower to Bank under this Agreement and all other Bank Indebtedness:

         5.1 Borrower shall sign and deliver to Bank security agreements, in form and substance satisfactory to Bank, granting to Bank a valid first security interest in all machinery, equipment, fixtures, furniture, inventory, accounts, chattel paper; instruments, documents, investment property and general intangibles, wherever located, now owned and in the future acquired by Borrower, and in all proceeds of those properties.

         5.2 Guarantor shall guarantee all such indebtedness and obligations, by signing and delivering to Bank written guaranty satisfactory to Bank and shall maintain that guaranty in full force and effect. The liability of Guarantor under the Guaranty shall be limited to One Million Five Hundred Thousand Dollars ($1,500,000.00).

         5.3 Borrower shall sign and deliver to Bank, and shall cause third parties to sign and deliver, all financing statements, assignments, documents of title and other documents, agreements and instruments, and shall take all further actions, and shall cause third parties to take all further actions, that Bank shall reasonably request in connection with the perfection or priority of the security provided for above.

         5.4 Upon request by Bank, Borrower shall establish a lock box/sweep account arrangement, or appoint a third party intermediary, for the purpose of providing Bank with access to Medicare and Medicaid receivables. If Borrower declines to establish such an arrangement, Bank may, in its sole discretion, cease to include Medicare and Medicaid receivables as Eligible Accounts.

SECTION 6. AFFIRMATIVE COVENANTS.

         6.1 BORROWER'S COVENANTS. From the date of this Agreement until all Bank Indebtedness is fully paid and Bank has no further obligation to extend loans or other credit facilities to Borrower:

         6.1.1 Borrower shall furnish to Bank, within ninety (90) days after the end of each of its fiscal years, beginning with its fiscal year ending December 31, 1999, an audited financial report (on a consolidating basis) prepared in accordance with GAAP by independent certified public accountants satisfactory to Bank, containing Borrower's balance sheet as of the end of that year, its related profit and loss and reconciliation of surplus statements for that year, its statement of cash flows for that year, together with (i) any management letter prepared by those certified public accountants, (ii) comments and financial details that are customarily included in reports of that type and
(iii) the unqualified opinion of the certified public accountants as to the fairness of the statements contained in the report. At the time when Borrower engages the independent certified public accountants ("CPAs") to prepare the report, Borrower shall inform the CPAs in writing that a primary intent of such party is for the CPAs' services in preparing the report to benefit and influence Bank. At the time that Borrower furnishes the report to Bank, Borrower shall furnish to Bank a writing, in form satisfactory to Bank and signed by the CPAs, stating that the CPAs intend to have Bank rely on the CPA's services in preparing the report.

         6.1.2 Borrower shall furnish to Bank within forty-five (45) days after the end of each of the first three quarters of each of its fiscal years, beginning with the first quarter of 2000, a financial report, the accuracy of which is certified to by the President or the chief financial officer of the furnishing party, prepared in accordance with GAAP, containing Borrower's balance sheet as of the end of that quarter and Borrower' s income statement showing the results of its operations for the portion of its fiscal year then elapsed.

         6.1.3 Borrower shall furnish to Bank, within ten (10) days after the end of each month, beginning with the month of March, 2000, a fully completed Month End Accounts Receivable Summary, together with complete accounts receivable and accounts payable agings in forms satisfactory to Bank, and a fully completed Month End Accounts Payable Summary, the accuracy of which shall be certified by the President or chief financial officer of Borrower.

         6.1.4 Borrower shall furnish to Bank, within ten (10) days after the end of each month, beginning with the month of March, 2000, a fully completed compliance report; substantially in the form attached to this Agreement as
SCHEDULE 6.1.4, detailing Borrower's compliance with the Advance Formula, provided, however, that no such compliance report shall be required for any month in which outstanding Revolving Loans are equal to or less than One Million Dollars ($1,000,000.00) in aggregate principal amount.

         6.1.5 Bank shall have the right at any time during Bank's or Borrower's regular business hours to inspect, audit and make copies of and extracts from any records, documents and papers (including computer records and software) that relate in any way to any of the Collateral. Upon Bank's request at any time and from time to time, Borrower shall promptly furnish to Bank copies of any of those records, documents and papers (including computer records and software) and/or shall deliver possession of them to Bank. Bank may at any time and from time to time contact Borrower's account debtors for the purpose of verifying the existence, amount and collectibility of, and other information regarding, Borrower's accounts, chattel paper, investment property, instruments and general intangibles. Borrower acknowledges that Bank may regularly (as frequently as every 45 days) obtain tax lien searches with respect to Borrower.

         6.1.6 Borrower shall (i) promptly inform Bank of any occurrence that is an event of default as defined in Section 8 of this Agreement or that, with the giving of notice or the lapse of time, or both, would be an event of default and of any other occurrence that has, or could reasonably be expected to have, a Material Adverse Effect; (ii) grant to Bank or its representatives the right to examine its books and records at any reasonable time or times; (iii) maintain complete and accurate books and records of its transactions in accordance with good accounting practices; and (iv) furnish to Bank any information that it may reasonably request concerning Borrower's financial affairs within 10 days after Bank requests that information.

         6.1.7 Borrower shall (i) maintain insurance, including, but not limited to, fire and extended coverage insurance, workers' compensation insurance and casualty and liability insurance with responsible insurance companies on its properties and against such risks and in such amounts that is customarily maintained by similar businesses; (ii) furnish to Bank upon its request the details with respect to that insurance and satisfactory evidence of that insurance coverage; and (iii) within 30 days after Bank requests, obtain any additional insurance that Bank may reasonably request. Each insurance policy required under this Section shall be so written or endorsed as to make losses; if any, payable to Borrower and Bank as their respective interests may appear and shall include, where appropriate, a mortgage clause or endorsement in favor of Bank in form and substance satisfactory to Bank.

         6.1.8 Borrower shall pay and discharge, as often as they may become due and payable, all taxes and assessments of whatever nature that may be levied or assessed against it or any of its properties prior to the time that any penalty attaches, unless and to the extent only that (i) in a jurisdiction where payment of taxes and assessments is abated during the period of any contest, those taxes or assessments are being contested in good faith by appropriate proceedings and (ii) Borrower shall have set aside or its books adequate reserves with respect to those taxes and assessments.

         6.1.9 Borrower shall (i) maintain its corporate existence in good standing in the State of California and its qualification in good standing in the State of Michigan and in every other jurisdiction in which the failure to be so qualified or authorized to do business could have a Material Adverse Effect;
(ii) continue to conduct and operate its business substantially as presently conducted and operated; and (iii) comply with all Environmental Laws and with all other governmental laws, rules, regulations and orders applicable to it, the failure to comply with which could have a Material Adverse Effect.

         6.1.10 Borrower shall act prudently and in accordance with customary industry standards in managing and operating its assets, properties, business and investments and shall keep in good working order and condition, ordinary wear and tear excepted, all of its assets and properties that are necessary to the conduct of its business.

         6.1.11   Borrower shall maintain a Debt Service Ratio of not less than
1.75 to 1.

         6.1.12 Borrower shall maintain a ratio of total Liabilities to Tangible Net Worth of not more than 3.0 to 1.

         6.1.13 Borrower shall maintain its principal commercial deposit accounts with Bank.

         6.1.14 Borrower shall (i) comply in all material respects with the requirements of ERISA, including, without limitation, all provisions regarding minimum funding requirements and requirements as to plan termination insurance;
(ii) within 30 days after it is filed, furnish to Bank a copy of each annual report and annual return, with all schedules and attachments, required to be filed with the Department of Labor or the Internal Revenue Service pursuant to ERISA in connection with each Plan for each Plan year; (iii) notify Bank immediately of any fact or circumstance, including, but not limited to, any "reportable event" (as defined in Title IV of ERISA), that might be grounds for termination of a Plan by the Pension Benefit Guaranty

Corporation or for the appointment by a United States District Court of a trustee to administer the Plan, together with a statement, if requested by Bank, as to the reason the fact or circumstance has occurred and the action, if any, that Borrower proposes to take to avoid termination of the Plan; and (iv) furnish to Bank, upon its request, any additional information concerning any Plan that Bank may reasonably request.

         6.1.15 Borrower shall notify Bank in writing within 10 days after Borrower receives any notice of the commencement of (i) any proceeding or investigation by a federal or state environmental agency against Borrower regarding Borrower's compliance with Environmental Laws, or (ii) any other judicial or administrative proceeding or litigation by or against Borrower.

         6.2 Guarantor's Covenants. From the date of this Agreement until all the Bank indebtedness is fully paid and Bank has no further obligations to extend loans or other credit facilities to Borrower:

         6.2.1 Guarantor shall furnish to Bank, within 90 days after the end of each of its fiscal years, beginning with its fiscal year ending December 31, 1999, an audited financial report (on a consolidating basis) prepared in accordance with GAAP by independent certified public accountants satisfactory to Bank, containing Guarantor's balance sheet as of the end of that year, its related profit and loss and reconciliation of surplus statements for that year, its statement of cash flows for that year, together with (i) any management letter prepared by those certified public accountants, (ii) comments and financial details that are customarily included in reports of that type and
(iii) the unqualified opinion of the certified public accountants as to the fairness of the statements contained in the report. At the time when Guarantor engages the CPAs to prepare the report, Guarantor shall inform the CPAs in writing that a primary intent of such party is for the CPAs' services in preparing the report to benefit and influence Bank. At the time that Guarantor furnishes the report to Bank, Guarantor shall furnish to Bank a writing, in form satisfactory to Bank and signed by the CPAs, stating that the CPAs intend to have Bank rely on the CPA's services in preparing the report.

         6.2.2 Guarantor shall furnish to Bank within 45 days after the end of each of the first three quarters of each of its fiscal years, beginning with the first quarter of 2000, a financial report, the accuracy of which is certified to by the President or the chief financial officer of the furnishing party, prepared in accordance with GAAP, containing Borrower's balance sheet as of the end of that quarter and Guarantor's income statement showing the results of its operations for the portion of its fiscal year then elapsed.

         6.2.3 Guarantor shall (i) maintain its corporate existence in good standing in the State of California and its qualification in good standing and in every jurisdiction in which the failure to be so qualified or authorized to do business could have a Material Adverse Effect; (ii) continue to conduct and operate its business substantially as presently conducted and operated; and
(iii) comply with all Environmental Laws and with all other governmental laws, rules, regulations and orders applicable to it, the failure to comply with which could have a Material Adverse Effect.

SECTION 7.  NEGATIVE COVENANTS.

         From the date of this Agreement until all Bank Indebtedness is fully paid and Bank has no further obligation to extend loans or other credit facilities to Borrower, Borrower shall not, without the prior written consent of
Bank:

         7.1 Create or permit to exist any lien, security interest, mortgage, pledge, attachment, garnishment, execution or other legal process or encumbrance, on any of its assets, except Permitted Liens.

         7.2 Sell, lease or otherwise dispose of any of its assets except for (i) the sale of inventory in the ordinary course of business (as Borrower's business is conducted on the date of this Agreement); and (ii) the disposition, in the ordinary course of business, of machinery and equipment that shall have become obsolete, damaged, unsuitable or unnecessary for its business, if the net proceeds of sale or disposition are promptly paid to Bank to the extent not applied to acquire additional or substitute machinery and equipment.

         7.3      Make loans or advances to any person, firm or corporation.

         7.4 Guarantee, endorse, assume or otherwise incur or suffer to exist any contingent liability in respect of, any obligation of any other person, firm or corporation except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business, and except for the guaranty of indebtedness and obligations owing to Bank.

         7.5 Enter into any merger, consolidation, reorganization or recapitalization, or purchase or otherwise acquire all, or substantially all, of the assets, obligations or capital stock of or any other interest in any other person, firm or corporation.

         7.6 Pay any dividends, other than dividends payable in the capital stock of Borrower, on any shares of any class of its capital stock.

         7.7 Purchase, redeem or otherwise acquire or make other distribution of its assets, by reduction of capital or otherwise, with respect to any shares of any class of its capital stock.

         7.8 Expend, or obligate itself to expend, for the purchase of fixed capital assets during any of its fiscal years an amount in excess of Two Million Dollars ($2,000,000.00). The allowable expenditures for the purchase of fixed capital assets shall be noncumulative, and any amounts not expended in any fiscal year may not be carried over and expended in any later fiscal year. Each purchase of a fixed capital asset shall be for cash in the full amount of the purchase price.

         7.9 Subordinate any indebtedness owing to Borrower by any person, firm or corporation to indebtedness of that person, firm or corporation owing to any other person, firm or corporation.

         7.10 Engage in any transaction with any Affiliate on terms less favorable to Borrower than would be obtainable at the time in a comparable transaction of Borrower in an arm's-length dealing with a person other than an Affiliate.

         7.11 Engage, directly or indirectly, in any line of business other than a line of business presently engaged in by Borrower or a line of business related to it.

         7.12 Issue, incur, assume or permit to remain outstanding any Indebtedness, other than Bank Indebtedness and existing Indebtedness described on SCHEDULE 2.1.7 attached to this Agreement.

         7.13 Use or acquire the use or possession of any real or personal property from any person under any lease or lease arrangement, except (i) leases or lease arrangements in respect of personal property with Bank or an Affiliate of Bank, (ii) leases or lease arrangements with parties other than Bank or an Affiliate of Bank in respect of personal property under which the amount payable by Borrower in any one calendar year does not exceed Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate, and (iii) Capitalized Lease Obligations.

         7.14 Become a contributing employer with respect to a multi-employer employee benefit plan within the meaning of Section 3(37)(A) of ERISA (29 U.S.C. 1002), as amended by Section 302 of the Multi-Employer Pension Plan Amendments Act of 1980 (other than the plans described on SCHEDULE 2.1.12 attached to this Agreement); or establish for any of its employees any employee benefit plan that has, or may in the future incur, any unfunded past service liability.

         7.15 Change its name, fiscal year, or method of accounting, except as required by GAAP, and except that Borrower may change its name if Borrower has given Bank 60 days' prior written notice of the name change and taken any action that Bank considers necessary to continue the perfection of the security interests and liens granted to Bank under the Collateral Documents.

SECTION 8.  EVENTS OF DEFAULT AND REMEDIES.

         8.1      Each of the following shall be an Event of Default under this
Agreement:

                  A. If Borrower shall default in the payment of the principal or interest of any Loan or if Borrower shall default in the payment of principal or interest of any other Bank Indebtedness, when and as it shall be due and payable, whether by acceleration or otherwise, and Borrower has failed to cure such default within five (5) business days.

                  B. If Borrower shall fail to perform any of its other obligations under, or to comply with any of the terms, conditions and covenants, contained in, this Agreement or any other Loan Document or other agreement, document or instrument that has been or later is given to Bank by Borrower or any third party to secure any Bank Indebtedness, or if there shall occur any other event of default as defined in any Loan Document or in any such other agreement, instrument or document, and Borrower has failed to cure such default within ten (10) business days.

                  C. If Borrower shall default in the payment of any Indebtedness owing to any other firm, Indebtedness person or corporation.

                  D. If any warranty or representation that is made in this Agreement or any statement, warranty or representation that has been or in the future is made in any other Loan Document certificate, report or other document, instrument or agreement delivered under this Agreement or in connection with any Bank Indebtedness, shall be false or inaccurate in any material respect when made.

                  E. If any guaranty that now or in the future secures payment of all or any part of the Bank Indebtedness shall be terminated or limited for any reason without the written consent of Bank.

                  F. If Guarantor shall for any reason cease to own, beneficially and of record, and control, a majority of the issued and outstanding voting capital stock of Borrower and a majority of all of the issued and outstanding capital stock of Borrower.

                  G. If Borrower or Guarantor shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property; (ii) be generally unable to pay its debts as they become due; (iii) make a general assignment for the benefit of its creditors; (iv) start a voluntary case under the federal Bankruptcy Code (as now or in the future in effect); (v) file a petition seeking to take advantage of any other law providing for the relief of debtors; (vi) fail to controvert in a timely or appropriate manner, or acquiesce in writing to, any petition filed against Borrower or Guarantor in any involuntary case under the Bankruptcy Code; or
         (vii) take any action for the purpose of effecting any of the foregoing.

                  H. If a proceeding or case shall be started in any court of competent jurisdiction and is not dismissed within 60 days, seeking
         (i) the liquidation, reorganization, dissolution, winding up or composition or readjustment of Borrower or Guarantor or their respective assets or the appointment of a trustee, receiver, custodian, liquidator or the like of Borrower or Guarantor or of all or any substantial part of the assets of Borrower or Guarantor; or (ii) similar relief in respect of Borrower or Guarantor under any law providing for the relief of debtors; or if an order for relief against Borrower or Guarantor shall be entered in an involuntary case under the Bankruptcy Code.

         8.2 Upon the occurrence of any event of default described in Subsections A through F above, at the option of Bank, Bank's obligation to make or renew Loans shall terminate, and all or any part of the unpaid principal balance of and accrued interest on all Bank Indebtedness shall become immediately due and payable, without presentment, demand or notice of any kind, all of which are waived by Borrower.

         8.3 Upon the occurrence of any event of default described in Subsections G or H above, Bank's obligation to make or renew Loans shall immediately terminate, and the entire unpaid principal balance of and accrued interest on all outstanding Bank indebtedness, shall automatically become due and payable without presentment, demand or notice of any kind, all of which are waived by Borrower.

SECTION 9.  CONDITIONS PRECEDENT.

         The obligation of Bank to make the initial Loans under this Agreement shall be subject to satisfaction of all of the following conditions precedent:

         9.1 Bank shall have received copies of resolutions of the boards of directors of Borrower and Guarantor respectively, certified by the secretary of such party as being in full force and effect on the date of making the Loan, authorizing the signing, delivery and performance by such party of this Agreement and all other Loan Documents to which it is a party.

         9.2 Bank shall have received all reports, certificates and opinions of attorneys and accountants that Bank shall have requested in connection with the Loan Documents, and all legal matters incident to them shall be satisfactory to Bank's attorneys.

         9.3 Bank shall have received copies of the bylaws of Borrower and Guarantor respectively, including all amendments to them, certified by the secretary of such party, as being in full force and effect on the date of making the Loans.

         9.4 Bank shall have received copies of the Articles or Certificate of Incorporation of each of Borrower and Guarantor, including all amendments to them, certified by the appropriate department of such party's state of incorporation as of a date not more than 30 days before the initial extension of a Loan.

         9.5 Bank shall have received good standing certificates with respect to Borrower from the Michigan Department of Consumer and Industry Services and the appropriate department of the State of California and a good standing certificate with respect to Guarantor from the appropriate department of the State of California, each dated not more than 30 days before the initial extension of a Loan.

         9.6 Borrower and Guarantor shall each have signed and delivered to Bank all Loan Documents to which they are parties.

         9.7 Borrower shall have delivered to Bank evidence satisfactory to Bank that Borrower has obtained the insurance policies required by this Agreement and any Collateral Documents.

         9.8 There shall not have occurred any event of default as defined in Section 8 of this Agreement or any event or circumstance that, with the giving of notice or passage of time, or both, would be such an event of default.

SECTION 10.  OTHER PROVISIONS.

         10.1 Borrower represents and warrants to Bank, and agrees, that each computer software program and each computer hardware component that now or in the future is used in Borrower's business or financial operations, whether the program or hardware is owned by or leased or licensed to Borrower, now is and at all times in the future shall be Year 2000 Compliant. Computer software or hardware is "YEAR 2000 COMPLIANT" if it:

                  1. handles date information before, during and after January 1, 2000, including but not limited to accepting date input, providing date output and performing calculations on dates or portions of dates;

                  2. functions accurately and without interruption before, during and after January 1, 2000, without any change in operations or loss of functionality associated with the advent of the new century;

                  3. responds to two-digit, year-date input in a way that correctly resolves the ambiguity as to century in a disclosed, defined and predetermined manner; and

                  4. stores, processes and provides output of date information in ways that are unambiguous as to century.

         10.2 Borrower shall pay, or reimburse Bank for, all out-of-pocket expenses incurred by Bank (including, but not limited to, recording and filing fees, search fees, title insurance premiums and fees and expenses of legal counsel, other professional advisers, consultants and experts) in connection with (i) the negotiation, preparation and signing of the Loan Documents, any amendments to, or waivers of any provisions of, the Loan Documents and any refinancing or restructuring of any Bank Indebtedness; (ii) the administration of this Agreement and the other Loan Documents, including, without limitation, making filings and recordings in public offices to perfect or give notice of liens in favor of Bank, obtaining policies of title insurance, title searches, financing statement searches, tax lien searches, appraisals and environmental inspections, audits and assessments (iii) obtaining advice of counsel or other professional advisers, consultants and experts regarding any aspect of the Loan Documents or any Bank Indebtedness; (iv) the enforcement of any of the provisions of the Loan Documents; (v) the collection of any Bank Indebtedness; and (vi) the foreclosure of any security interests, mortgages or other liens that at any time secure any Bank Indebtedness. Without limiting the generality of the foregoing, Borrower shall pay Bank's standard fees for audits, inspections and other activities that Bank conducts pursuant to Section 6.1.5 of this Agreement. Bank's current audit fee is $500 per auditor per day. Bank may at any time in its sole discretion, upon 30 days' notice to Borrower, change its audit fee. Each fee and expense reimbursement that Borrower is obligated to pay to Bank under this Section shall be due and payable within ten days after Bank sends Borrower an invoice for it. Without limiting the generality of any other Sections of this Agreement, if Borrower does not pay the invoice when due, then Bank may, on the next Interest Payment Date, debit the Interest Payment Account for the amount of the fee or expense reimbursement. "INTEREST PAYMENT ACCOUNT" means the deposit account of Borrower that Bank debits for interest payments on the Loans, and "INTEREST PAYMENT DATE" means each date on which interest on the Loans is due and payable.

         10.3 Borrower acknowledges that Bank has and shall have the right to set off any indebtedness from time to time owing to Borrower by Bank, including, without limitation, any indebtedness represented by any deposit accounts maintained with Bank by Borrower, against any indebtedness that shall at any time be due and payable by Borrower to Bank.

         10.4 Upon signing this Agreement, Borrower shall pay to Bank a nonrefundable commitment fee in the amount of Five Thousand Dollars ($5,000.00), receipt of which is hereby acknowledged.

         10.5 Each right and remedy granted to Bank in this Agreement or in any other Loan Document or allowed to Bank by law shall be cumulative and may be exercised from time to time. No failure on the part of Bank to exercise, and no delay in exercising, any right or remedy shall be a waiver of it or of any other right or remedy.

         10.6 The relationship between Borrower and Bank under this Agreement and the other Loan Documents is solely that of debtor and creditor. Bank has no fiduciary responsibilities to Borrower. Bank does not and shall not have any responsibility to review, or to inform Borrower of any matter in connection with, any aspect of Borrower's business, operations or properties. Borrower shall rely entirely upon its own judgment with respect to its business and properties. Any review, appraisal, audit, inspection, survey, report or other information obtained by Bank, whether or not paid for by Borrower or furnished to it ("BANK INFORMATION"), is solely for the benefit of Bank. Neither Borrower nor any third party is entitled to rely on any Bank Information. Bank has no duty to Borrower with respect to any Bank Information, including, without limitation, any duty to assure that any review, audit, survey, inspection or appraisal is performed properly or any duty to disclose to Borrower any facts, information, opinions, conclusions or statements contained in any review, audit, inspection, survey, appraisal or other Bank Information.

         10.7 Borrower shall indemnify Bank with respect to all losses, damages, liabilities, and expenses (including attorneys' fees) incurred by Bank by reason of any failure of Borrower or Guarantor to comply with any of its obligations under this Agreement or any of the other Loan Documents or by reason of any warranty or representation made by Borrower to Bank in any of the Loan Documents being false in any material respect.

         10.8 This Agreement and the other Loan Documents contain the entire agreement of Borrower and Bank, and neither Borrower nor Bank has made any other agreement, commitment, promise, warranty or representation to the other. No provision of the Loan Documents may be modified, supplemented or waived except by a writing signed by an authorized officer of Bank.

         10.9 This Agreement and the rights and obligations of the parties under it shall be governed by and interpreted in accordance with the laws of the State of Michigan. Any action arising out of or related to this Agreement or any other Loan Document may be brought in any state or federal court having jurisdiction over Oakland County, Michigan, that has jurisdiction of the subject matter, and Borrower irrevocably consents and submits to the personal jurisdiction of that court.

         10.10 Any notice or other communication required or permitted under this Agreement shall be in writing, and shall be served either personally, by telecopier or by certified United States mail with postage fully prepaid, or by a nationally-recognized, overnight courier service, addressed to Borrower as:

                  INFUSYSTEM, INC.
                  1551 East Lincoln Avenue
                  Madison Heights, MI 48071
                  Phone: 248-546-7047
                  Fax: 248-546-1160
                  Attention: Steve Watkins, President

         and to Bank as:

                  OLD KENT BANK
                  27255 Lahser Road
                  Southfield, MI 48034
                  Phone: 248-353-5630
                  Fax: 248-353-6576
                  Attention:        Corporate Banking Department
                                    Jeffrey C. Angell, Vice President

or to any other place that either party shall designate by written notice served upon the other party.

         10.11 Borrower authorizes Bank to debit account No. 7506510051, which is maintained with Bank by Borrower for payments due to Bank under this Agreement.

         10.12 This Agreement shall be binding upon and shall inure to the benefit of Borrower, Guarantor and Bank and their respective successors and assigns.

         The parties have signed this Agreement as of the date stated on the first page of this Agreement.

                              INFUSYSTEM, INC.

                              By________________________________________________
                                       Steve Watkins
                                Its             President

                                                                      "BORROWER"

                              I-FLOW CORPORATION

                              By:_______________________________________________

                              Its:______________________________________________

                                                                     "GUARANTOR"

                              OLD KENT BANK

                              By________________________________________________
                                       Jeffrey C. Angell
                                Its             Vice President

                                                                          "BANK"

                                  SCHEDULE 3.1

                                 ADVANCE FORMULA

         1. FORMULA. The Advance Formula at any given time shall be an amount equal to eighty percent (80%) of Borrower's Eligible Accounts, as defined in Paragraph 2 below.

         2. Eligible Account. "Eligible Account" means an account receivable of Borrower:

                  (a) that is not more than 120 days old from the earlier of the original invoice date or the date of shipment of the goods or performance of the services that gave rise to the account receivable per the month-end accounts receivable summary for the month most recently ended or that is calculated as the net book value (less any reserves for bad debts) per Borrower's financial records.

                  (b) that arises from Borrower's sale and shipment of goods or Borrower's performance of services, in the ordinary course of Borrower's business;

                  (c) that is the valid, binding and enforceable obligation of the account debtor and is not subject to any offset, counterclaim or defense other than an account receivable from a Government Authority;

                  (d) that is evidenced by an invoice, dated not later than the date of shipment of the goods or performance of the services and payable in full no more than 120 days after the invoice date, and is not evidenced by an instrument or chattel paper;

                  (e) that is owned by Borrower and is not subject to any security interest, lien, encumbrance, assignment or trust, except in favor of Bank;

                  (f) in which Bank holds a valid and perfected security interest;

                  (g) that is payable in United States dollars and is owing by an account debtor whose chief executive office and principal business assets are located in the United States of America;

                  (h) that is not owing by an account debtor who is an officer, director, shareholder, employee, subsidiary or Affiliate of Borrower;

                  (i) that does not arise from a sale of goods on consignment or on a sale-or-return basis;

                  (j) that is owing by an account debtor that is not insolvent;

                  (k) that is owing by an account debtor to whom Borrower does not have any maintenance obligation with respect to the goods or services the sale of which gave rise to the account receivable; and

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

                  (l) as to which Bank has not notified Borrower is, in Bank's good faith judgment, uncollectible, in whole or in part, within thirty (30) days.

         3. PART OF LOAN AGREEMENT. This SCHEDULE 3.1 is part of the attached Loan Agreement among Borrower, Guarantor and Bank.

                              INFUSYSTEM, INC.

                              By________________________________________________
                                       Steve Watkins
                                Its             President

                                                                      "BORROWER"

                              I-FLOW CORPORATION

                              By:_______________________________________________

                              Its:______________________________________________

                                                                     "GUARANTOR"

                              OLD KENT BANK

                              By________________________________________________
                                       Jeffrey C. Angell
                                Its             Vice President

                                                                          "BANK"

                                 SCHEDULE 6.1.4

                        FORM OF MONTHLY COMPLIANCE REPORT

                            MONTHLY COMPLIANCE REPORT
                       (Due on the 10th day of each month)

TO:     ______________________________________________ ("BANK")
          ____________________________________________
          ____________________________________________
          ____________________________________________

_______________________________________________________________ ("BORROWER")
files this compliance report with Bank for the _______________ (insert month or quarter, as applicable) ended ________________, _______ ("COMPLIANCE DATE"), and Borrower certifies to Bank as follows:

         1. No event has occurred and is continuing that is an event of default under the Loan Agreement or that, with the giving of notice or lapse of time, or both, would constitute an event of default.

         2. As of the Compliance Date, the total of Borrower's accounts receivable is $________________, and the total of Borrower's Eligible Accounts Receivable (as defined in the Loan Agreement) is $_________________. The agings of Borrower's accounts receivable and Eligible Accounts Receivable are as follows:

                           All Accounts        Eligible Accounts
                            Receivable             Receivable
0-30 Days                  $                   $
31-60 Days                 $                   $
61-90 Days                 $                   $
91-l20 Days                $                   $
Over l20 Days              $                   $        0
                            __________          _________
         Total             $                   $

         3. As of the Compliance Date, the aggregate principal balance of all outstanding Revolving Credit Loans under the Loan Agreement is $___________ ("LOANS OUTSTANDING").

         4. As of the Compliance Date, the Revolving Credit Commitment under the Loan Agreement is:

The lesser of:

         (a)      Borrower's Eligible
                  Accounts Receivable         $_________________

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         or

         (b)      Net Book Value of
                  Borrower's Accounts
                  Receivable (less reserves
                  for bad debts) as reflected in
                  Borrower's financial records
                  computed in accordance with GAAP $_________________________

                                                                          80%

                                                   $_________________________

         (c)      Revolving Credit Commitment            $===================

         5. Excess of Loans Outstanding (Paragraph 3) over Revolving Credit Commitment (Paragraph 4):

                                                            $________________

         If the amount of Loans Outstanding exceeds the Revolving Credit Commitment, enclosed is a check in the amount of the excess.

         The officer of Borrower signing below certifies to Bank that the officer is familiar with the provisions of the Loan Agreement and that the statements contained in this Request and Report are true and correct to the best of the officer's knowledge.

Dated:____________, ______             _________________________________________

                                       By_______________________________________

                                          Its___________________________________

                                       26